As filed with the Securities and Exchange Commission on June 20, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Main Street Capital Corporation
(Exact name of registrant as specified in its charter)

Maryland	41-2230745
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1300 Post Oak Boulevard, Suite 800	77056
Houston, TX	(Zip code)
(Address of principal executive offices)

Main Street Capital Corporation 2008 Equity Incentive Plan
Main Street Capital Corporation 2008 Non-Employee Director Restricted Stock Plan
(Full title of the plan)
Vincent D. Foster
Chief Executive Officer
Main Street Capital Corporation
1300 Post Oak Boulevard, Suite 800
Houston, TX 77056
(Name, address and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

	Amount to be	Proposed maximum offering	Proposed maximum aggregate
Title of securities to be registered	registered (1)	price per share (4)	offering price (4)	Amount of registration fee
Common Stock, par value $0.01 per share	2,000,000 (2)	$12.36	$24,720,000	$971.50
Common Stock, par value $0.01 per share	200,000 (3)	$12.36	$2,472,000	$97.15

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of common stock as may be necessary to adjust the number of common stock being offered or issued pursuant to the anti-dilution provisions of the plans referenced above, as a result of stock splits, stock dividends or similar transactions.

(2)	Represents common stock reserved for issuance under the Main Street Capital Corporation 2008 Equity Incentive Plan.

(3)	Represents common stock reserved for issuance under the Main Street Capital Corporation 2008 Non-Employee Director Restricted Stock Plan.

(4)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and based upon the average of the high and low sales prices of the shares of Common Stock of Main Street Capital Corporation as reported on The NASDAQ Global Select Market on June 19, 2008.

PART I
PART II
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX
2008 Equity Incentive Plan
2008 Non-Employee Director Restricted Stock Plan
Form of Restricted Stock Agreement
Form of Restricted Stock Agreement
Opinion of Sutherland Asbill & Brennan LLP
Consent of Grant Thornton LLP

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing the information required in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Main Street Capital Corporation (“Main Street,” “us” or “we”) will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, Main Street will furnish to the Commission or its staff a copy or copies of all of the documents included in that file. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents that have been filed with the Commission by Main Street are incorporated herein by reference and made a part hereof:
•	Main Street’s Annual Report on Form 10-K for the year ended December 31, 2007 (File No. 001-33723);

•	Main Street’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 (File No. 001-33723);

•	Main Street’s Current Reports on Form 8-K filed with the Commission (File No. 001-33723) on January 3, 2008, January 28, 2008, February 7, 2008, May 2, 2008 and June 5, 2008 (only to the extent the information contained in each of these Forms 8-K has been filed and not furnished); and

•	The description of Main Street’s common stock contained in the Form 8-A filed by Main Street with the Commission on October 4, 2007, including any amendments or reports filed for the purpose of updating such description.
     Each document filed with the Commission by Main Street pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
     Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document, which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

Item 6. Indemnification of Directors and Officers.
     Maryland law permits a Maryland corporation to include in its articles of incorporation a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our articles of incorporation contain such a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law, subject to the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”).
     Our articles of incorporation require us, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to indemnify any present or former director or officer or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in any such capacity, except with respect to any matter as to which such person shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in our best interest or to be liable to us or our stockholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.
     Our bylaws obligate us, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to indemnify any present or former director or officer or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to a proceeding by reason of his or her service in any such capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity, except with respect to any matter as to which such person shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in our best interest or to be liable to us or our stockholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office. Our bylaws also require that, to the maximum extent permitted by Maryland law, we may pay certain expenses incurred by any such indemnified person in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of such indemnified person to repay amounts we have so paid if it is ultimately determined that indemnification of such expenses is not authorized under our bylaws.
     Maryland law requires a corporation (unless its articles of incorporation provide otherwise, which our articles of incorporation do not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of his or her service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
     In addition, we have entered into Indemnity Agreements with our directors and executive officers. The form of Indemnity Agreement entered into with each director and officer was previously filed with the Commission as Exhibit (k)(13) to our Registration Statement on Form N-2 (Reg. No. 333-142879). The Indemnity Agreements generally provide that we will, to the extent specified in the agreements and to the fullest extent permitted by the

1940 Act and Maryland law as in effect on the day the agreement is executed , indemnify and advance expenses to each indemnitee that is, or is threatened to be made, a party to or a witness in any civil, criminal or administrative proceeding. We will indemnify the indemnitee against all expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred in connection with any such proceeding unless it is established that (i) the act or omission of the indemnitee was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the indemnitee actually received an improper personal benefit, or (iii) in the case of a criminal proceeding, the indemnitee had reasonable cause to believe his conduct was unlawful. Additionally, for so long as the we are subject to the 1940 Act, no advancement of expenses will be made until (i) the indemnitee provides a security for his undertaking, (ii) we are insured against losses arising by reason of any lawful advances, or (iii) the majority of a quorum of our disinterested directors, or independent counsel in a written opinion, determine based on a review of readily available facts that there is reason to believe that the indemnitee ultimately will be found entitled to indemnification. The Indemnity Agreements also provide that if the indemnification rights provided for therein are unavailable for any reason, we will pay, in the first instance, the entire amount incurred by the indemnitee in connection with any covered proceeding and waive and relinquish any right of contribution we may have against the indemnitee. The rights provided by the Indemnity Agreements are in addition to any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled under applicable law, our articles of incorporation, our bylaws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. No amendment or repeal of the Indemnity Agreements will limit or restrict any right of the indemnitee in respect of any action taken or omitted by the indemnitee prior to such amendment or repeal. The Indemnity Agreements will terminate upon the later of (i) ten years after the date the indemnitee has ceased to serve as our director or officer, or (ii) one year after the final termination of any proceeding for which the indemnitee is granted rights of indemnification or advancement of expenses or which is brought by the indemnitee. The above description of the Indemnity Agreements is subject to, and is qualified in its entirety by reference to, all the provisions of the form of Indemnity Agreement, previously filed with the Commission as Exhibit (k)(13) to our Registration Statement on Form N-2 (Reg. No. 333-142879).
     We have obtained primary and excess insurance policies insuring our directors and officers against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.
     Reference is made to Item 9 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.
     The following documents are filed as a part of this registration statement or incorporated by reference herein:

Exhibit
No.		Description

4.1	—	Articles of Amendment and Restatement of Main Street Capital Corporation (incorporated by reference to Exhibit (a) to Main Street Capital Corporation’s Registration Statement on Form N-2 (Reg. No. 333-142879)).

4.2	—	Amended and Restated Bylaws of Main Street Capital Corporation (incorporated by reference to Exhibit 99.1 to Main Street Capital Corporation’s Current Report on Form 8-K (File No. 001-33723) filed by Main Street Capital Corporation on May 2, 2008).

4.3	—	Form of Common Stock Certificate (incorporated by reference to Exhibit (d) to Main Street Capital Corporation’s Registration Statement on Form N 2 (Reg. No. 333-142879)).

*4.4	—	Main Street Capital Corporation 2008 Equity Incentive Plan.

Exhibit
No.		Description

*4.5	—	Main Street Capital Corporation 2008 Non-Employee Director Restricted Stock Plan.

*4.6	—	Form of Restricted Stock Agreement — Main Street Capital Corporation 2008 Equity Incentive Plan.

*4.7	—	Form of Restricted Stock Agreement — Main Street Capital Corporation 2008 Non-Employee Director Restricted Stock Plan.

*5.1	—	Opinion of Sutherland Asbill & Brennan LLP as to the validity of the securities being registered.

*23.1	—	Consent of Grant Thornton LLP.

*23.2	—	Consent of Sutherland Asbill & Brennan LLP (included in Exhibit 5.1).

*24.1	—	Power of Attorney (set forth in the signature page contained in Part II of this registration statement).

*	Filed herewith.
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 20, 2008.

MAIN STREET CAPITAL CORPORATION
By:	/s/ Vincent D. Foster
Vincent D. Foster
Chairman and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Vincent D. Foster and Todd A. Reppert, and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments) to this registration statement, with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any other regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in order to effectuate the same, as fully to all intents and purposes as he himself might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 20, 2008.

Signature	Title

/s/ Vincent D. Foster Vincent D. Foster	Chairman and Chief Executive Officer (principal executive officer)

/s/ Todd A. Reppert Todd A. Reppert	President, Chief Financial Officer and Director (principal financial officer)

/s/ Michael S. Galvan Michael S. Galvan	Chief Accounting Officer (principal accounting officer)

/s/ Rodger A. Stout Rodger A. Stout	Senior Vice President-Finance & Administration, Chief Compliance Officer, Treasurer and Assistant Secretary

/s/ Michael Appling Jr. Michael Appling Jr.	Director

/s/ Joseph E. Canon Joseph E. Canon	Director

/s/ William D. Gutermuth William D. Gutermuth	Director

/s/ Arthur L. French Arthur L. French	Director

EXHIBIT INDEX

Exhibit
No.		Description

4.1	—	Articles of Amendment and Restatement of Main Street Capital Corporation (incorporated by reference to Exhibit (a) to Main Street Capital Corporation’s Registration Statement on Form N-2 (Reg. No. 333-142879)).

4.2	—	Amended and Restated Bylaws of Main Street Capital Corporation (incorporated by reference to Exhibit 99.1 to Main Street Capital Corporation’s Current Report on Form 8-K (File No. 001-33723) filed by Main Street Capital Corporation on May 2, 2008).

4.3	—	Form of Common Stock Certificate (incorporated by reference to Exhibit (d) to Main Street Capital Corporation’s Registration Statement on Form N 2 (Reg. No. 333-142879)).

*4.4	—	Main Street Capital Corporation 2008 Equity Incentive Plan.

*4.5	—	Main Street Capital Corporation 2008 Non-Employee Director Restricted Stock Plan.

*4.6	—	Form of Restricted Stock Agreement — Main Street Capital Corporation 2008 Equity Incentive Plan.

*4.7	—	Form of Restricted Stock Agreement — Main Street Capital Corporation 2008 Non-Employee Director Restricted Stock Plan.

*5.1	—	Opinion of Sutherland Asbill & Brennan LLP as to the validity of the securities being registered.

*23.1	—	Consent of Grant Thornton LLP.

*23.2	—	Consent of Sutherland Asbill & Brennan LLP (included in Exhibit 5.1).

*24.1	—	Power of Attorney (set forth in the signature page contained in Part II of this registration statement).

*	Filed herewith.